Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202413
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
1.55% Senior Notes due 2018	$500,000,000	99.929%	$499,645,000	$50,314.25
1.85% Senior Notes due 2019	$1,000,000,000	99.981%	$999,810,000	$100,680.87
2.35% Senior Notes due 2021	$1,500,000,000	99.864%	$1,497,960,000	$150,844.57
2.95% Senior Notes due 2023	$1,250,000,000	99.915%	$1,248,937,500	$125,768.01
3.25% Senior Notes due 2026	$1,750,000,000	99.638%	$1,743,665,000	$175,587.07
4.25% Senior Notes due 2036	$500,000,000	99.579%	$497,895,000	$50,138.03
4.40% Senior Notes due 2046	$2,000,000,000	99.482%	$1,989,640,000	$200,356.75
Total	$8,500,000,000		$8,477,552,500	$853,690

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company's Registration Statement on Form S-3 (Registration No. 333-202413).

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 2015)
$8,500,000,000

$500,000,000 1.55% Senior Notes due 2018	$1,750,000,000 3.25% Senior Notes due 2026
$1,000,000,000 1.85% Senior Notes due 2019	$500,000,000 4.25% Senior Notes due 2036
$1,500,000,000 2.35% Senior Notes due 2021	$2,000,000,000 4.40% Senior Notes due 2046
$1,250,000,000 2.95% Senior Notes due 2023

This is a public offering by The Southern Company (the “Company”) of $500,000,000 of 1.55% Senior Notes due 2018 (the “2018 Notes”), $1,000,000,000 of 1.85% Senior Notes due 2019 (the “2019 Notes”), $1,500,000,000 of 2.35% Senior Notes due 2021 (the “2021 Notes”), $1,250,000,000 of 2.95% Senior Notes due 2023 (the “2023 Notes”), $1,750,000,000 of 3.25% Senior Notes due 2026 (the “2026 Notes”), $500,000,000 of 4.25% Senior Notes due 2036 (the “2036 Notes”) and $2,000,000,000 of 4.40% Senior Notes due 2046 (the “2046 Notes” and, together with the 2018 Notes, the 2019 Notes, the 2021 Notes, the 2023 Notes, the 2026 Notes and the 2036 Notes, the “Notes”). The Company will pay interest on the Notes on January 1 and July 1 of each year, beginning January 1, 2017.
On August 23, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of AGL Resources Inc. (“AGL Resources”) with a wholly-owned subsidiary of the Company (the “Merger”), pursuant to which AGL Resources would become a wholly-owned subsidiary of the Company. This offering is not conditioned upon completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. Upon the first to occur of either (i) February 23, 2017, if the Merger is not consummated on or prior to such date, or (ii) the date on which the Merger Agreement is terminated (each, a “Special Mandatory Redemption Trigger”), the Company will be required to redeem the Notes (other than the 2026 Notes), in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of the special mandatory redemption (the “Special Mandatory Redemption”). There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the Notes. See “Description of the Notes - Redemption - Special Mandatory Redemption.” The Notes (other than the 2026 Notes) may also be redeemed at the Company’s option, in whole at any time prior to February 23, 2017, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of redemption, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017 (the “Special Optional Redemption”). See “Description of the Notes - Redemption - Special Optional Redemption.” In addition, the Company may also redeem any series of the Notes at any time prior to maturity, in whole or in part, at the redemption prices described in this Prospectus Supplement under “Description of the Notes - Redemption - Optional Redemption.”
The Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of the Company.
See “RISK FACTORS” beginning on page S-8 for a description of certain risks associated with investing in the Notes.

	Initial public offering price (1)		Underwriting discount		Proceeds, before expenses, to the Company
	Per Note	Total	Per Note	Total	Per Note	Total
Per 2018 Note	99.929%	$499,645,000	0.300%	$ 1,500,000	99.629%	$ 498,145,000
Per 2019 Note	99.981%	$999,810,000	0.350%	$ 3,500,000	99.631%	$ 996,310,000
Per 2021 Note	99.864%	$1,497,960,000	0.600%	$ 9,000,000	99.264%	$ 1,488,960,000
Per 2023 Note	99.915%	$1,248,937,500	0.625%	$ 7,812,500	99.290%	$ 1,241,125,000
Per 2026 Note	99.638%	$1,743,665,000	0.650%	$ 11,375,000	98.988%	$ 1,732,290,000
Per 2036 Note	99.579%	$497,895,000	0.875%	$ 4,375,000	98.704%	$ 493,520,000
Per 2046 Note	99.482%	$1,989,640,000	0.875%	$ 17,500,000	98.607%	$ 1,972,140,000
______________
(1) Plus accrued interest, if any, from the date of original issuance of the Notes, which is expected to be May 24, 2016.
Neither the Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
The Notes are expected to be delivered on or about May 24, 2016 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg.

Joint Book-Running Managers
Citigroup	Barclays	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities	Wells Fargo Securities
Morgan Stanley		MUFG	SunTrust Robinson Humphrey		UBS Investment Bank
Senior Co-Managers
BNP PARIBAS		Scotiabank			US Bancorp

May 19, 2016

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any written communication from the Company or the underwriters specifying the final terms of the offering. Neither the Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from the Company or the underwriters specifying the final terms of the offering is an offer to sell only the Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from the Company or the underwriters specifying the final terms of the offering is current only as of its respective date.
__________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This Prospectus Supplement contains forward-looking statements. Forward-looking statements include, among other things, statements concerning the potential financing of the Merger. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include:

•
the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, environmental laws regulating emissions, discharges and disposal to air, water and land, and also changes in tax and other laws and regulations to which the Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings or inquiries, including, without limitation, Internal Revenue Service and state tax audits;

•	the effects, extent and timing of the entry of additional competition in the markets in which the Company’s subsidiaries operate;

•
variations in demand for electricity, including those relating to weather, the general economy and recovery from the last recession, population and business growth (and declines), the effects of energy conservation and efficiency measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions;

•	available sources and costs of fuels;

•	effects of inflation;

•
the ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed, including changes in labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials and labor, contractor or supplier delay, non-performance under construction, operating or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration) and/or operational performance (including additional costs to satisfy any operational parameters ultimately adopted by any Public Service Commission);

•
the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;

•	investment performance of the Company’s employee and retiree benefit plans and the Southern Company system’s nuclear decommissioning trust funds;

•	advances in technology;

•	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms;

•
legal proceedings and regulatory approvals and actions related to the two new nuclear generating units under construction at Georgia Power Company’s Plant Vogtle, including Georgia Public Service Commission approvals and Nuclear Regulatory Commission actions;

•
actions related to cost recovery for the integrated coal gasification combined cycle facility under construction by Mississippi Power Company in Kemper County, Mississippi (the “Kemper IGCC”), including the ultimate impact of the 2015 decision of the Mississippi Supreme Court, the Mississippi Public Service Commission’s December 2015 rate order and related legal or regulatory proceedings, Mississippi Public Service Commission review of the prudence of Kemper IGCC costs and approval of further permanent rate recovery plans, actions relating to proposed securitization, satisfaction of requirements to utilize grants and the ultimate impact of the termination of the proposed sale of an interest in the Kemper IGCC to South Mississippi Electric Power Association;

•	the ability to successfully operate the electric utilities’ generating, transmission and distribution facilities and the successful performance of necessary corporate functions;

•	the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism and financial risks;

•	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;

•	internal restructuring or other restructuring options that may be pursued;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to the Company or its subsidiaries;

•
the expected timing, likelihood and benefits of completion of the Merger, including the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies (including the terms of such approvals), the risk that a condition to closing of the Merger may not be satisfied, the possibility that the anticipated benefits from the Merger cannot be fully realized or may take longer to realize than expected, the possibility that costs related to the integration of the Company and AGL Resources will be greater than expected, the possibility that the credit ratings of the combined company or its subsidiaries may be different from what the parties expect, the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners, the diversion of management time on Merger-related issues and the impact of legislative, regulatory and competitive changes;

•	the ability of counterparties of the Company and its subsidiaries to make payments as and when due and to perform as required;

•	the ability to obtain new short- and long-term contracts with wholesale customers;

•	the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or terrorist incidents and the threat of terrorist incidents;

•	interest rate fluctuations and financial market conditions and the results of financing efforts;

•	changes in the Company’s and any of its subsidiaries’ credit ratings, including impacts on interest rates, access to capital markets and collateral requirements;

•
the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance and the economy in general, as well as potential impacts on the benefits of the U.S. Department of Energy loan guarantees;

•	the ability of the Company’s subsidiaries to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;

•	catastrophic events such as fires, earthquakes, explosions, floods, hurricanes and other storms, droughts, pandemic health events such as influenzas or other similar occurrences;

•	the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies; and

•
other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other reports filed by the Company from time to time with the Securities and Exchange Commission (the “Commission”).

The Company expressly disclaims any obligation to update any forward-looking statements.

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 in this Prospectus Supplement.
The Southern Company
The Company was incorporated under the laws of Delaware on November 9, 1945. The Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
Recent Developments
Agreement to Acquire AGL Resources Inc.
On August 23, 2015, the Company entered into the Merger Agreement with AGL Resources and AMS Corp., a Georgia corporation (“Merger Sub”). Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into AGL Resources on the terms and subject to the conditions set forth in the Merger Agreement, with AGL Resources continuing as the surviving corporation and a wholly-owned, direct subsidiary of the Company. Upon the consummation of the Merger, each share of common stock of AGL Resources issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by AGL Resources as treasury stock, shares owned by a subsidiary of AGL Resources and any shares owned by shareholders who have properly exercised and perfected dissenters’ rights, will be converted into the right to receive $66 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). Other equity-based securities of AGL Resources will be cancelled for cash consideration or converted into new awards from the Company as described in the Merger Agreement.
The Merger was approved by AGL Resources' shareholders on November 19, 2015, and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on December 4, 2015. Through May 5, 2016, the Maryland Public Service Commission, the Georgia Public Service Commission, the California Public Utilities Commission and the Virginia State Corporation Commission have approved the Merger. On April 15, 2016, the Company, AGL Resources and Northern Illinois Gas Company (collectively, the “Joint Applicants”) and the Retail Energy Supply Association filed a settlement agreement with the Illinois Commerce Commission. On April 28, 2016, the Joint Applicants, the Illinois Attorney General's Office and the Citizens Utility Board filed a settlement agreement with the Illinois Commerce Commission. Collectively, these agreements resolve all remaining contested issues for Illinois Commerce Commission approval of the Merger. On May 5, 2016, the Company, AGL Resources, Merger Sub, Pivotal Utility Holdings, Inc. d/b/a Elizabethtown Gas, the Division of Rate Counsel, the Staff of the New Jersey Board of Public Utilities and New Jersey Large Energy Users Coalition entered into a comprehensive settlement agreement relating to the New Jersey Board of Public Utilities’ review of the Merger. Additionally, the Federal Communications Commission (“FCC”) has approved the transfer of control over the FCC licenses of certain AGL Resources subsidiaries. Consummation of the Merger remains subject to the satisfaction or waiver of certain closing conditions, including, among others, (i) the approval of the Illinois Commerce Commission and the New Jersey Board of Public Utilities and other approvals required under applicable state laws, (ii) the absence of a judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity prohibiting the consummation of the Merger and (iii) other customary closing conditions, including (a) subject to certain materiality qualifiers, the accuracy of each party's representations and warranties and (b) each party's performance in all material respects of its obligations under the Merger Agreement.
Subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by August 23, 2016, which date may be extended by either party to February 23, 2017 if, on August 23, 2016, all conditions to closing other than those relating to (i) regulatory approvals and (ii) the absence of legal restraints preventing consummation of the Merger (to the extent relating to regulatory approvals) have been satisfied. Upon termination of the Merger Agreement under certain specified circumstances, AGL Resources will be required to pay the Company a termination fee of $201 million or reimburse the Company’s expenses up to $5 million (which reimbursement shall reduce on a dollar-for-dollar basis any termination fee subsequently payable by AGL Resources).
The ultimate outcome of these matters cannot be determined at this time.

The Offering

Issuer	The Southern Company.

Securities Offered
$500,000,000 of 1.55% Senior Notes due 2018.
$1,000,000,000 of 1.85% Senior Notes due 2019.
$1,500,000,000 of 2.35% Senior Notes due 2021.
$1,250,000,000 of 2.95% Senior Notes due 2023.
$1,750,000,000 of 3.25% Senior Notes due 2026.
$500,000,000 of 4.25% Senior Notes due 2036.
$2,000,000,000 of 4.40% Senior Notes due 2046.

The Notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity
The 2018 Notes will mature on July 1, 2018.
The 2019 Notes will mature on July 1, 2019.
The 2021 Notes will mature on July 1, 2021.
The 2023 Notes will mature on July 1, 2023.
The 2026 Notes will mature on July 1, 2026.
The 2036 Notes will mature on July 1, 2036.
The 2046 Notes will mature on July 1, 2046.

Interest Rate
The 2018 Notes will bear interest at the rate of 1.55% per annum.
The 2019 Notes will bear interest at the rate of 1.85% per annum.
The 2021 Notes will bear interest at the rate of 2.35% per annum.
The 2023 Notes will bear interest at the rate of 2.95% per annum.
The 2026 Notes will bear interest at the rate of 3.25% per annum.
The 2036 Notes will bear interest at the rate of 4.25% per annum.
The 2046 Notes will bear interest at the rate of 4.40% per annum.

Interest Payment Dates	Interest on each series of the Notes will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2017.

Special Mandatory Redemption
This offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. Upon the occurrence of a Special Mandatory Redemption Trigger, the Company will be required to redeem the Notes (other than the 2026 Notes), in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of such redemption. See “Description of the Notes - Redemption - Special Mandatory Redemption.”

Special Optional Redemption
The Notes (other than the 2026 Notes) may be redeemed at the Company’s option, in whole, at any time prior to February 23, 2017, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of redemption, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017. See “Description of the Notes - Redemption - Special Optional Redemption.”

Optional Redemption
At any time and from time to time prior to:
●    the maturity date of the 2018 Notes, with respect to the 2018 Notes,
●    the maturity date of the 2019 Notes, with respect to the 2019 Notes,
●    June 1, 2021 (one month prior to the maturity date of the 2021 Notes), with respect to the 2021 Notes,
●    May 1, 2023 (two months prior to the maturity date of the 2023 Notes), with respect to the 2023 Notes,
●    April 1, 2026 (three months prior to the maturity date of the 2026 Notes), with respect to the 2026 Notes,
●    January 1, 2036 (six months prior to the maturity date of the 2036 Notes), with respect to the 2036 Notes, and
●    January 1, 2046 (six months prior to the maturity date of the 2046 Notes), with respect to the 2046 Notes, the applicable series of Notes will be subject to redemption at the option of the Company in whole or in part at the applicable “make-whole” redemption prices determined as described under “Description of the Notes - Redemption - Optional Redemption.”
At any time and from time to time on or after:
●    June 1, 2021 (one month prior to the maturity date of the 2021 Notes), with respect to the 2021 Notes,
●   May 1, 2023 (two months prior to the maturity date of the 2023 Notes), with respect to the 2023 Notes,
●    April 1, 2026 (three months prior to the maturity date of the 2026 Notes), with respect to the 2026 Notes,
●    January 1, 2036 (six months prior to the maturity date of the 2036 Notes), with respect to the 2036 Notes, and
●    January 1, 2046 (six months prior to the maturity date of the 2046 Notes), with respect to the 2046 Notes, the applicable series of Notes will be subject to redemption at the option of the Company in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest on the Notes of such series being redeemed to but not including the redemption date.

Ranking
The Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding and senior in right of payment to all of the Company’s existing and future subordinated debt. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Notes) to participate in any distribution of the assets of any subsidiary of the Company is subject to prior claims of creditors and preferred and preference stockholders of each subsidiary. As of March 31, 2016, the Company’s subsidiaries had approximately $24.9 billion of outstanding long-term debt (including amounts due within one year), $0.5 billion of short-term notes payable outstanding and $0.7 billion of preferred and preference stock outstanding. The Senior Note Indenture (as defined below) contains no restrictions on the amount of additional indebtedness that may be incurred by the Company or its subsidiaries. See “Description of the Notes - Ranking.”

Use of Proceeds
The net proceeds from the sale of the Notes will be used by the Company to fund a portion of the Merger Consideration and related transaction costs and for other general corporate purposes. Any remaining balance of the net proceeds (or the full amount of the net proceeds from the 2026 Notes in the event that the Merger is not consummated) will be used for general corporate purposes which may include the investment by the Company in its subsidiaries or the payment of a portion of the Company’s outstanding short-term indebtedness, which aggregated approximately $1,021,000,000 as of May 18, 2016. Pending the final application of the net proceeds from the offering, the Company may pay a portion of its outstanding short-term indebtedness or invest such net proceeds in cash, cash equivalents, investment grade securities or other marketable securities and short-term instruments.

Conflicts of Interest
Certain of the underwriters or their affiliates hold a portion of the indebtedness that the Company may repay using a portion of the net proceeds from the sale of the Notes. It is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Notes, and, in that case, such underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale of a Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No Listing
The Notes are new issues of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange and cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell the Notes at favorable prices or at all.

Governing Law	State of New York.

Risk Factors
An investment in the Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Notes is suitable for such investor.

RISK FACTORS
Investing in the Notes involves risk. In addition to the factors described below, please see the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), along with disclosure related to the risk factors contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
Upon the occurrence of a Special Mandatory Redemption Trigger, the Company will be required to redeem the Notes (other than the 2026 Notes). In addition, the Notes (other than the 2026 Notes) may also be redeemed at the Company’s option, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017. If the Company redeems one or more series of Notes, holders may not obtain their expected return on such Notes.
The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Merger, which is expected to occur in the second half of 2016. The Company may not be able to consummate the transactions contemplated by the Merger Agreement within the timeframe specified under “Description of the Notes - Redemption - Special Mandatory Redemption” or at all. Many of the conditions to closing in the Merger Agreement are beyond the Company’s control, and the Company may not be able to complete the transactions contemplated by the Merger Agreement on or prior to February 23, 2017. The Company’s obligation to consummate the closing under the Merger Agreement is subject to certain conditions, including, among others, receipt of certain governmental approvals.
Upon the occurrence of a Special Mandatory Redemption Trigger, the Company will be required to redeem the Notes (other than the 2026 Notes), in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the Special Mandatory Redemption date. The Notes (other than the 2026 Notes) may also be redeemed at the Company’s option, in whole, at any time prior to February 23, 2017, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of the redemption, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017. Holders of the Notes to which the Special Mandatory Redemption is applicable will have no rights under such provision if the Merger closes, nor will holders of any Notes have any right to require the Company to repurchase the Notes if, between the closing of the offering of the Notes and the completion of the Merger, the Company experiences any changes (including any material adverse changes) in its business or financial condition, or if the terms of the Merger Agreement change, including in any material respect.
If one or more series of Notes are redeemed, holders may not obtain their expected return on such Notes and may not be able to reinvest the proceeds from redemption in an investment that results in a comparable return. In addition, as a result of such redemption provisions of the Notes, the trading prices of such series of Notes may not reflect the financial results of the Company’s business or macroeconomic factors.
The Company is not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the Merger and, as a result, the Company may not be able to repurchase the Notes upon a Special Mandatory Redemption.
The Company is not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the Merger or to provide a security interest in those proceeds, and the Senior Note Indenture (as defined herein) imposes no restrictions on the Company’s use of these proceeds during that time. Accordingly, the source of funds for any redemption of Notes upon a Special Mandatory Redemption would be the proceeds that the Company has voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity securities. The Company may not be able to satisfy its obligation to redeem the Notes following a Special Mandatory Redemption Trigger because it may not have sufficient financial resources to pay the aggregate redemption price on the Notes. As a result, the net proceeds of the offering of the Notes subject to the Special Mandatory Redemption may be subject to a greater risk of loss than if they were deposited into escrow, which may jeopardize the Company’s ability to fund the Merger Consideration or, upon the occurrence of a Special Mandatory Redemption Trigger, the Special Mandatory Redemption. The Company’s failure to redeem or repurchase the Notes as required under the Senior Note Indenture would result in a default under the Senior Note Indenture, which could result in defaults under certain of the Company’s other debt agreements and have material adverse consequences for the Company and the holders of the Notes. In addition, the Company’s ability to redeem or repurchase the Notes for cash may be limited by law or the terms of other agreements relating to the Company’s indebtedness outstanding at the time.

The 2026 Notes will not be subject to the Special Mandatory Redemption and, as a result, the Company will not be required to redeem the 2026 Notes if the Merger is not consummated.
The 2026 Notes will not be subject to a Special Mandatory Redemption and will remain outstanding even if the Merger does not close. As a result, if the Merger does not close and the 2026 Notes remain outstanding, any benefit from the Merger will not be realized, the Company’s financial position will be negatively affected by costs incurred in connection with the failure to consummate the Merger and the failure to consummate the Merger may negatively affect the Company’s business.
An active trading market for the Notes may not develop, and any such market may be illiquid.
The Notes constitute new issues of securities with no established trading market. The Company does not intend to apply to list the Notes on any securities exchange. The liquidity of any trading market in the Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Company cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell their Notes at favorable prices or at all.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;
(c) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2016, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and
(d) the Company’s Current Reports on Form 8-K dated January 5, 2016 (other than the information furnished pursuant to Item 7.01), February 2, 2016 (other than the information furnished pursuant to Item 2.02 and Item 7.01), April 1, 2016 (other than the information furnished pursuant to Item 7.01), April 4, 2016, April 14, 2016, April 26, 2016 (other than the information furnished pursuant to Item 2.02 and Item 7.01) and May 5, 2016 (two reports).

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2011 through December 31, 2015 has been derived from the Company’s audited consolidated financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the three months ended March 31, 2016 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the consolidated financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Except as indicated below, the information set forth below does not reflect the issuance of the Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

						Three Months Ended March 31,
	Year Ended December 31,
	2011	2012	2013	2014	2015	2016(1)
	(Millions, except ratios)
Operating Revenues	$17,657	$16,537	$17,087	$18,467	$17,489	$3,965
Consolidated Net Income After Dividends on Preferred and Preference Stock of Subsidiaries	2,203	2,350	1,644	1,963	2,367	485
Ratio of Earnings to Fixed Charges(2)	3.87	4.13	3.14	3.43	3.94	3.10

	Capitalization as of March 31, 2016
	Actual	As Adjusted(3)
	(Millions, except percentages)
Common Stockholders’ Equity	$20,797	$21,686	36.1%
Preferred and Preference Stock of Subsidiaries	609	609	1.0
Noncontrolling Interest	823	823	1.4
Redeemable Preferred Stock of Subsidiaries	118	118	0.2
Senior Notes(4)	19,746	28,121	46.8
Other Long-Term Debt(4)(5)	8,737	8,741	14.5
Total	$50,830	$60,098	100.0%
______________________________

(1)	Due to seasonal variations in demand for energy, operating results for the three months ended March 31, 2016 do not necessarily indicate operating results for the entire year.

(2)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the interest component of rental expense, the amortization of capitalized interest and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries” and (ii) “Fixed Charges” consist of interest expense, capitalized interest, “Dividends on Preferred and Preference Stock of Subsidiaries,” the interest component of rental expense and the debt portion of allowance for funds used during construction. In computing “Fixed Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

(3)
As adjusted to give effect to (i) the issuance of the Notes offered hereby, (ii) the Company’s May 11, 2016 issuance of 18,300,000 shares of its common stock, par value $5.00 per share and (iii) the redemption on May 18, 2016 of $125,000,000 aggregate principal amount of Gulf Power Company’s Series 2011A 5.75% Senior Notes due June 1, 2051. Does not give effect to the expected consummation of the Merger or the May 9, 2016 consummation of the Company’s acquisition of PowerSecure International, Inc.

(4)	Including amounts due within one year.

(5)
Does not reflect the anticipated borrowings in June 2016 under a multi-advance credit facility (the “FFB Credit Facility”) among Georgia Power Company, the U.S. Department of Energy and the Federal Financing Bank in an aggregate principal amount of $300,000,000.

USE OF PROCEEDS
The net proceeds from the sale of the Notes will be used by the Company to fund a portion of the Merger Consideration and related transaction costs and for other general corporate purposes. Any remaining balance of the net proceeds (or the full amount of the net proceeds from the 2026 Notes in the event that the Merger is not consummated) will be used for general corporate purposes which may include the investment by the Company in its subsidiaries or the payment of a portion of the Company’s outstanding short-term indebtedness, which aggregated approximately $1,021,000,000 as of May 18, 2016. Pending the final application of the net proceeds from the offering, the Company may pay a portion of its outstanding short-term indebtedness or invest such net proceeds in cash, cash equivalents, investment grade securities or other marketable securities and short-term instruments.

DESCRIPTION OF THE NOTES
Set forth below is a description of the specific terms of the Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 2007, as supplemented (the “Senior Note Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”).
General
Each series of the Notes will be issued as a series of senior notes under the Senior Note Indenture. The 2018 Notes will initially be issued in the aggregate principal amount of $500,000,000, the 2019 Notes will initially be issued in the aggregate principal amount of $1,000,000,000, the 2021 Notes will initially be issued in the aggregate principal amount of $1,500,000,000, the 2023 Notes will initially be issued in the aggregate principal amount of $1,250,000,000, the 2026 Notes will initially be issued in the aggregate principal amount of $1,750,000,000, the 2036 Notes will initially be issued in the aggregate principal amount of $500,000,000 and the 2046 Notes will initially be issued in the aggregate principal amount of $2,000,000,000. The Company may, at any time and without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the applicable series of Notes, will constitute a single series of senior notes under the Senior Note Indenture.
Unless earlier redeemed, the entire principal amount of the applicable series of Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on the applicable maturity date. The 2018 Notes will mature on July 1, 2018, the 2019 Notes will mature on July 1, 2019, the 2021 Notes will mature on July 1, 2021, the 2023 Notes will mature on July 1, 2023, the 2026 Notes will mature on July 1, 2026, the 2036 Notes will mature on July 1, 2036 and the 2046 Notes will mature on July 1, 2046.
The Notes are not subject to any sinking fund provision. The Notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Interest
The 2018 Notes will bear interest at the rate of 1.55% per annum, the 2019 Notes will bear interest at the rate of 1.85% per annum, the 2021 Notes will bear interest at the rate of 2.35% per annum, the 2023 Notes will bear interest at the rate of 2.95% per annum, the 2026 Notes will bear interest at the rate of 3.25% per annum, the 2036 Notes will bear interest at the rate of 4.25% per annum and the 2046 Notes will bear interest at the rate of 4.40% per annum. Each series of the Notes will bear interest from the date of original issuance, payable semiannually in arrears on January 1 and July 1 of each year (each, an “Interest Payment Date”) to the person in whose name the applicable Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date, whether or not a Business Day (as defined below). The initial Interest Payment Date is January 1, 2017. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.
“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.
Ranking
The Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding and senior in right of payment to all of the Company’s existing and future subordinated debt. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preference stockholders of each subsidiary. As of March 31, 2016, the Company’s subsidiaries had approximately $24.9 billion of outstanding long-term debt (including amounts due within one year), $0.5 billion of short-term notes payable outstanding and $0.7 billion of preferred and preference stock outstanding. The Notes will be effectively subordinated to all secured indebtedness of the Company. The Company had no secured debt outstanding at March 31, 2016. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company or its subsidiaries.
Redemption
Special Mandatory Redemption
Upon the first to occur of either (i) February 23, 2017 if the Merger is not consummated on or prior to such date or (ii) the date on which the Merger Agreement is terminated, the Company will be required to redeem the Notes (other than the 2026 Notes), in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of such redemption.
Within five Business Days after the occurrence of the Special Mandatory Redemption Trigger, the Company will give notice of the Special Mandatory Redemption to each holder of the Notes (other than the 2026 Notes) and to the Senior Note Indenture Trustee, stating, among other matters prescribed in the Senior Note Indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the Notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given).
The net proceeds from the offering of the Notes will not be held in escrow, and holders of Notes, including those Notes subject to the Special Mandatory Redemption, will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from the offering of the Notes.
Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply. Certain provisions of the Senior Note Indenture relating to the Company’s obligation to redeem Notes in a Special Mandatory Redemption may not be waived or modified without the written consent of each holder of the applicable Notes.
Special Optional Redemption
The Senior Note Indenture will allow the Company to redeem the Notes (other than the 2026 Notes), at its option, in whole, at any time prior to February 23, 2017, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to but not including the date of redemption, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017. If the Company exercises the Special Optional Redemption right, the Company will provide notice to each holder of the Notes to be redeemed and to the Senior Note Indenture Trustee, stating, among other matters prescribed in the Indenture, the exercise of the Special Optional Redemption right and that all of the Notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given). Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Optional Redemption will cease to apply.
Optional Redemption
At any time and from time to time prior to:

•	the maturity date of the 2018 Notes, with respect to the 2018 Notes,

•	the maturity date of the 2019 Notes, with respect to the 2019 Notes,

•	June 1, 2021 (one month prior to the maturity date of the 2021 Notes), with respect to the 2021 Notes,

•	May 1, 2023 (two months prior to the maturity date of the 2023 Notes), with respect to the 2023 Notes,

•	April 1, 2026 (three months prior to the maturity date of the 2026 Notes), with respect to the 2026 Notes,

•	January 1, 2036 (six months prior to the maturity date of the 2036 Notes), with respect to the 2036 Notes, and

•	January 1, 2046 (six months prior to the maturity date of the 2046 Notes), with respect to the 2046 Notes, the applicable series of Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 30 nor more than 60 days’ notice, at redemption prices equal to the greater of (i) 100% of the principal amount of the Notes of such series being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes of such series being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus:

•	12.5 basis points, with respect to the 2018 Notes,

•	15 basis points, with respect to the 2019 Notes,

•	15 basis points, with respect to the 2021 Notes,

•	20 basis points, with respect to the 2023 Notes,

•	25 basis points, with respect to the 2026 Notes,

•	25 basis points, with respect to the 2036 Notes, and

•	30 basis points, with respect to the 2046 Notes,
plus, in each case, accrued and unpaid interest on the Notes of such series being redeemed to but not including the redemption date.
At any time and from time to time on or after:

•	June 1, 2021 (one month prior to the maturity date of the 2021 Notes), with respect to the 2021 Notes,

•	May 1, 2023 (two months prior to the maturity date of the 2023 Notes), with respect to the 2023 Notes,

•	April 1, 2026 (three months prior to the maturity date of the 2026 Notes), with respect to the 2026 Notes,

•	January 1, 2036 (six months prior to the maturity date of the 2036 Notes), with respect to the 2036 Notes, and

•	January 1, 2046 (six months prior to the maturity date of the 2046 Notes), with respect to the 2046 Notes, the applicable series of such Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest on the Notes of such series being redeemed to but not including the redemption date.
“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.
“Reference Treasury Dealer” means a primary U.S. Government securities dealer in the United States appointed by the Company.
“Reference Treasury Dealer Quotation” means, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. Eastern time on the third Business Day in New York City preceding such redemption date).
General
If notice of redemption is given as aforesaid, the Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.
Book-Entry Only Issuance - The Depository Trust Company
The Depository Trust Company (“DTC”) will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. For each series of Notes, one or more fully registered global certificates will be issued, representing in the aggregate the total principal amount of such series of Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the applicable series of Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of a series of Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such series of Notes to be redeemed.
Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Note.
DTC may discontinue providing its services as securities depositary with respect to one or more series of Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Notes certificates for the applicable series of Notes will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to one or more series of Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Note at the request of each Direct or Indirect Participant. In that event, certificates for the applicable Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable. Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries. Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material United States (“U.S.”) federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes, and insofar as it relates to matters of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Sanders LLP. The following discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to Notes that are held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price. This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to noteholders in light of their particular circumstances or noteholders subject to special rules, such as banks and financial institutions, individual retirement and other tax-deferred accounts, tax-exempt entities, governments or government instrumentalities, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code, controlled foreign corporations, non-U.S. trusts or estates with U.S. beneficiaries, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax and taxpayers subject to the alternative minimum tax. This summary also does not discuss Notes held as part of a hedge, straddle, synthetic security, constructive sale transaction or conversion transaction, situations in which the “functional currency” of a U.S. Holder (as defined below) is not the U.S. dollar or situations where a U.S. Holder holds a Note through a bank, financial institution or other entity or a branch thereof, that is located, organized or resident outside the United States.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Notes should consult their tax advisors as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes applicable to them.
Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local law.
The Company has not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Notes or that any such position would not be sustained.
Certain Contingencies
In certain circumstances, the Company may be required to pay amounts in excess of stated interest and principal on the Notes. The Company’s obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. However, under these Treasury regulations, one or more contingencies will not cause the Notes to be treated as contingent payment debt instruments if, as of the issue date of such Notes, such contingencies, in the aggregate, are considered remote or incidental. Although the issue is not free from doubt, the Company intends to take the position that the possibility of payment of such excess amounts should be treated as remote and/or incidental and does not result in the Notes being treated as contingent payment debt instruments under applicable Treasury regulations.
The Company’s position that these contingencies are remote or incidental is binding on a noteholder, unless such noteholder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the Notes that it is taking a different position. However, this determination is inherently factual and the Company can give no assurance that the Company’s position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS may require a noteholder to accrue ordinary interest income on the Notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes as ordinary income rather than capital gain. Noteholders should consult their own tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note (other than a partnership) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•
a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in place under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

Interest
It is anticipated, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount. Therefore, stated interest on a Note generally will be included in the gross income of a U.S. Holder as ordinary income at the time such interest is accrued or received, in accordance with the U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.
Sale or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the disposition, except any portion of such amount that is attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, reduced by any principal payments on the Note received by such U.S. Holder. Any such gain or loss generally will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder has held the Note for more than one year. Individuals and other non-corporate taxpayers are, under certain circumstances, subject to U.S. federal income tax on long-term capital gains at a reduced tax rate. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.
Information Reporting and Backup Withholding
In general, the Company must report certain information to the IRS with respect to payments of stated interest and payments of the proceeds of the sale or other taxable disposition of a Note to certain U.S. Holders, except in the case of an exempt recipient (such as a corporation). Backup withholding, currently at a rate of 28%, may be imposed with respect to the foregoing amounts if the payee fails to provide a taxpayer identification number or a certification of exempt status, or if the payee fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability, if any, or may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the effect, if any, of the backup withholding rules on their particular circumstances.
Medicare Contribution Tax
An additional 3.8% tax will be imposed on certain U.S. Holders who are individuals, estates or trusts (other than certain exempt trusts or estates) on the lesser of (1) the U.S. Holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Any U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare contribution tax to its income and gains in respect of its investment in the Notes.
Non-U.S. Holders
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note (other than a partnership) that, for U.S. federal income tax purposes, is not a U.S. Holder.
Interest
Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the Notes provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to the Company directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes the Company or its paying agent with a copy thereof. In addition, the Company or its paying agent must not have actual knowledge or reason to know that the beneficial owner of the Notes is a United States person.
If interest on the Notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Notes generally will be subject to U.S. withholding tax at a 30% rate (or lower applicable treaty rate).
If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax (or a lower applicable treaty rate)). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Company or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).
Sale or Other Taxable Disposition of the Notes
Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the Notes (after being offset by certain U.S. source capital losses).
Information Reporting and Backup Withholding
Information returns will be filed annually with the IRS in connection with payments the Company makes on the Notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against its U.S. federal income tax liability, if any, or may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act Withholding
Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% generally will apply to (1) interest on a debt obligation and (2) the gross proceeds from the disposition after December 31, 2018 of a debt obligation, paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. The Company will not pay any additional amounts to “gross up” payments to noteholders as a result of any withholding or deduction for such taxes. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in the Notes.

UNDERWRITING
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom Citigroup Global Markets Inc., Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of each series of Notes set forth opposite its name below:

Underwriters	Principal Amount of 2018 Notes	Principal Amount of 2019 Notes	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes	Principal Amount of 2026 Notes	Principal Amount of 2036 Notes	Principal Amount of 2046 Notes
Citigroup Global Markets Inc.	$118,750,000	$237,500,000	$356,250,000	$296,875,000	$415,625,000	$118,750,000	$475,000,000
Barclays Capital Inc.	37,750,000	75,500,000	113,250,000	94,375,000	132,125,000	37,750,000	151,000,000
J.P. Morgan Securities LLC	37,750,000	75,500,000	113,250,000	94,375,000	132,125,000	37,750,000	151,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,750,000	75,500,000	113,250,000	94,375,000	132,125,000	37,750,000	151,000,000
Mizuho Securities USA Inc.	37,750,000	75,500,000	113,250,000	94,375,000	132,125,000	37,750,000	151,000,000
Wells Fargo Securities, LLC	37,750,000	75,500,000	113,250,000	94,375,000	132,125,000	37,750,000	151,000,000
Morgan Stanley & Co. LLC	25,935,000	51,869,000	77,804,000	64,836,000	90,771,000	25,935,000	103,738,000
Mitsubishi UFJ Securities (USA), Inc.	25,935,000	51,869,000	77,804,000	64,836,000	90,771,000	25,935,000	103,738,000
SunTrust Robinson Humphrey, Inc.	25,935,000	51,869,000	77,804,000	64,836,000	90,771,000	25,935,000	103,738,000
UBS Securities LLC	25,935,000	51,869,000	77,804,000	64,836,000	90,771,000	25,935,000	103,738,000
BNP Paribas Securities Corp.	21,230,000	42,459,000	63,688,000	53,073,000	74,303,000	21,230,000	84,917,000
Scotia Capital (USA) Inc.	21,230,000	42,459,000	63,688,000	53,073,000	74,303,000	21,230,000	84,917,000
U.S. Bancorp Investments, Inc.	21,230,000	42,459,000	63,688,000	53,073,000	74,303,000	21,230,000	84,917,000
BBVA Securities Inc.	2,250,000	4,500,000	6,750,000	5,625,000	7,875,000	2,250,000	9,000,000
CIBC World Markets Corp.	2,250,000	4,500,000	6,750,000	5,625,000	7,875,000	2,250,000	9,000,000
Commerz Markets LLC	2,250,000	4,500,000	6,750,000	5,625,000	7,875,000	2,250,000	9,000,000
Regions Securities LLC	2,250,000	4,500,000	6,750,000	5,625,000	7,875,000	2,250,000	9,000,000
TD Securities (USA) LLC	2,250,000	4,500,000	6,750,000	5,625,000	7,875,000	2,250,000	9,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	1,250,000	2,500,000	3,750,000	3,125,000	4,375,000	1,250,000	5,000,000
Fifth Third Securities, Inc.	1,250,000	2,500,000	3,750,000	3,125,000	4,375,000	1,250,000	5,000,000
PNC Capital Markets LLC	1,250,000	2,500,000	3,750,000	3,125,000	4,375,000	1,250,000	5,000,000
Santander Investment Securities Inc.	1,250,000	2,500,000	3,750,000	3,125,000	4,375,000	1,250,000	5,000,000
Blaylock Beal Van, LLC	850,000	1,700,000	2,550,000	2,125,000	2,975,000	850,000	3,400,000
Loop Capital Markets LLC	1,700,000	3,400,000	5,100,000	4,250,000	5,950,000	1,700,000	6,800,000
Mischler Financial Group, Inc.	850,000	1,700,000	2,550,000	2,125,000	2,975,000	850,000	3,400,000
Samuel A. Ramirez & Company, Inc.	850,000	1,700,000	2,550,000	2,125,000	2,975,000	850,000	3,400,000
Apto Partners, LLC	653,000	1,307,000	1,960,000	1,634,000	2,287,000	652,000	2,614,000
CastleOak Securities, L.P.	653,000	1,307,000	1,960,000	1,634,000	2,286,000	653,000	2,614,000
C.L. King & Associates, Inc.	653,000	1,307,000	1,960,000	1,634,000	2,286,000	653,000	2,614,000
Drexel Hamilton, LLC	653,000	1,307,000	1,960,000	1,633,000	2,287,000	653,000	2,614,000
MFR Securities, Inc.	653,000	1,306,000	1,960,000	1,634,000	2,287,000	653,000	2,614,000
Siebert Brandford Shank & Co., L.L.C.	653,000	1,306,000	1,960,000	1,634,000	2,287,000	653,000	2,614,000
The Williams Capital Group, L.P.	652,000	1,307,000	1,960,000	1,634,000	2,287,000	653,000	2,613,000
Total	$500,000,000	$1,000,000,000	$1,500,000,000	$1,250,000,000	$1,750,000,000	$500,000,000	$2,000,000,000
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes being sold pursuant to the Underwriting Agreement, if any of the Notes are purchased. The offering of the Notes by the Underwriters is subject to receipt and acceptance of the Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement and may offer the Notes to certain dealers at such price less a concession not in excess of 0.150% of the principal amount per 2018 Note, 0.200% of the principal amount per 2019 Note, 0.350% of the principal amount per 2021 Note,

0.375% of the principal amount per 2023 Note, 0.400% of the principal amount per 2026 Note, 0.525% of the principal amount per 2036 Note and 0.525% of the principal amount per 2046 Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.100% of the principal amount per 2018 Note, 0.100% of the principal amount per 2019 Note, 0.200% of the principal amount per 2021 Note, 0.225% of the principal amount per 2023 Note, 0.250% of the principal amount per 2026 Note, 0.315% of the principal amount per 2036 Note and 0.315% of the principal amount per 2046 Note. After the initial public offering, the offering prices and other selling terms may be changed.
Each series of Notes is a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company’s expenses associated with the offer and sale of the Notes (not including the underwriting discount) are estimated to be $4,120,000.
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Notes, any security convertible into, exchangeable into or exercisable for the Notes or any debt securities substantially similar to the Notes (except for the Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.
In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain of those other Underwriters may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Loop Capital Markets LLC has entered into a referral agreement with Northern Trust Securities, Inc., a FINRA member and subsidiary of Northern Trust Corporation, pursuant to which it will pay a referral fee to Northern Trust Securities, Inc. in connection with this offering.
Selling Restrictions
Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Notes shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of the above, the expression an “offer of the Notes to the public” in relation to any of the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for any of the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this Prospectus Supplement and the accompanying Prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for the Company or the Underwriters to publish a prospectus for such offer.

Hong Kong
Each Underwriter has represented and agreed that the Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”) and accordingly, each Underwriter has represented and agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time.  For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.
Korea
The Notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Market Act and its subordinate decrees and regulations (collectively, the “FISCMA”). Each Underwriter has represented and agreed that the Notes may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FISCMA and the Foreign Exchange Transaction Law and its subordinate decrees and regulations (collectively, the “FETL”). Without prejudice to the foregoing, the number of the Notes offered in Korea or to a resident in Korea shall be less than 50 and for a period of one year from the issue date of the Notes, none of the Notes may be divided resulting in an increased number of the Notes. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL) in connection with the purchase of the Notes.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

United Arab Emirates
This Prospectus Supplement has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).
This Prospectus Supplement is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented that the Notes have not been and will not be registered with the SCA or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE regulatory authority or exchange.
The issue and/or sale of the Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
United Kingdom
Each Underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
Conflicts of Interest
Certain of the Underwriters or their affiliates hold a portion of the indebtedness that the Company may repay using a portion of the net proceeds from the sale of the Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
EXPERTS
The consolidated financial statements, and the related financial statement schedule incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated annual financial statements of AGL Resources incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Current Report on Form 8-K dated May 5, 2016 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

March 2, 2015

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”), or

●	junior subordinated notes (the “Junior Subordinated Notes”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2014, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and
(c) the Company’s Current Reports on Form 8-K dated January 29, 2015, February 9, 2015 and February 12, 2015.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Corporate Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The Company is registered and qualified to do business under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power constructs, acquires, owns and manages generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market.
The Company also owns all the outstanding common stock or membership interests of Southern Communications Services, Inc. (“SouthernLINC Wireless”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), Southern Company Services, Inc. (“SCS”), Southern Company Holdings, Inc. (“Southern Holdings”) and other direct and indirect subsidiaries. SouthernLINC Wireless provides digital wireless communications for use by the Company and its subsidiary companies and markets these services to the public and also provides fiber cable services within the Southeast. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear plants and is currently developing new nuclear generation at Plant Vogtle, which is co-owned by Georgia Power. SCS is the system service company providing, at cost, specialized services to the Company and its subsidiary companies. Southern Holdings is an intermediate holding subsidiary primarily for the Company’s investments in leveraged leases.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
CERTAIN RATIOS
The following table sets forth the Ratios of Earnings to Fixed Charges for the periods indicated.

	Year Ended December 31,
	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges(1)	3.43	3.87	4.13	3.14	3.43

(1)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the interest component of rental expense, the amortization of capitalized interest and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries”; and (ii) “Fixed Charges” consist of interest expensed, capitalized interest, “Dividends on Preferred and Preference Stock of Subsidiaries,” the interest component of rental expense and the debt portion of allowance for funds used during construction. In computing “Fixed Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes or the Junior Subordinated Notes will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2014, there were 907,777,315 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
Certain business combination transactions, including mergers, sales of assets or securities having a fair market value of $100,000,000 or more, liquidations, dissolutions, reclassifications or recapitalizations, between the Company or any of its subsidiaries and any beneficial owner of more than 5% of the outstanding voting stock of the Company or any affiliate of such owner must be approved by the holders of 75% of the outstanding voting stock and a majority of the outstanding voting stock held by persons other than such beneficial owner, unless approved by a majority of the “Disinterested Directors” (generally directors not affiliated with such beneficial owner) or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.
The transfer agent and registrar for the Common Stock is currently Computershare Trust Company, N.A.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2014. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preference stockholders of each subsidiary. As of December 31, 2014, on a consolidated basis, the Company had approximately $24.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $22.0 billion was long-term debt of the Company’s subsidiaries (including securities due within one year). In addition, the Company’s subsidiaries had approximately $1.1 billion of preferred and preference stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the

Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee may serve as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee as named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2014, Senior Indebtedness of the Company aggregated approximately $2,450,000,000. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preferences stockholders of each subsidiary. As of December 31, 2014, on a consolidated basis, the Company had approximately $24.2 billion of outstanding long-term debt (including securities due within one year), of which approximately $22.0 billion was long-term debt of the Company’s subsidiaries (including securities due within one year). In addition, as of December 31, 2014 the Company’s subsidiaries had approximately $1.1 billion of preferred and preference stock outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the

Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee may serve as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Common Stock, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes or Junior Subordinated Notes, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes or Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$8,500,000,000

$500,000,000 1.55% Senior Notes due 2018	$1,750,000,000 3.25% Senior Notes due 2026
$1,000,000,000 1.85% Senior Notes due 2019	$500,000,000 4.25% Senior Notes due 2036
$1,500,000,000 2.35% Senior Notes due 2021	$2,000,000,000 4.40% Senior Notes due 2046
$1,250,000,000 2.95% Senior Notes due 2023

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PROSPECTUS SUPPLEMENT
May 19, 2016
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Joint Book-Running Managers
Citigroup	Barclays	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities	Wells Fargo Securities
Morgan Stanley		MUFG	SunTrust Robinson Humphrey		UBS Investment Bank
Senior Co-Managers
BNP PARIBAS		Scotiabank			US Bancorp